KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 20, 2024, with respect to the financial statements of BNY Mellon Tax Managed Growth Fund, a series of The BNY Mellon Investment Funds IV, Inc., as of October 31, 2024, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information.

New York, New York March 28, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.